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                        EXHIBIT NO. 99.1

THE MAY DEPARTMENT STORES COMPANY  REPORTS SEPTEMBER SALES INCREASE
OF 6.8%

     ST. LOUIS, October 8, 1998 _ The May Department Stores Company [NYSE:MAY] today reported preliminary sales for the five-week period ended October 3, 1998 of $1.16 billion, a 6.8% increase over $1.09 billion in the similar period in 1997. September sales benefited from Labor Day falling in fiscal September versus August a year ago.

     Sales for the first eight months of fiscal 1998 were $7.64 billion, up 5.4% over $7.25 billion during the first eight months of fiscal 1997.

     Sales were as follows:
                    SEPTEMBER AND YEAR-TO-DATE SALES (Millions)
                     Fiscal     Fiscal   Percent   Store-for-Store*
                       1998       1997   Increase         Increase
September          $1,160.9   $1,086.5       6.8%             4.3%
Year-to-date       $7,638.1   $7,248.5       5.4%             3.7%

* Store-for-store sales represent sales of those stores open during both years.

     Sales have been restated to exclude the sales of stores that have been closed and not replaced. Year-to-date revenues, including sales of nonreplaced closed stores and finance charge revenue, were $7.84 billion in 1998 and $7.49 billion in 1997.

     During the month, May opened 12 department stores. Lord & Taylor opened two new stores, at White Marsh Mall in Baltimore and Annapolis Mall in Annapolis, Md. In addition, May opened 10 former Mercantile stores acquired from Dillard's: six The Jones Store locations in the Kansas City metro market at Metcalf South Shopping Center in Overland Park, Kan., Independence Center in Independence, Mo., Prairie Village Shopping Center in Prairie Village, Kan., and Metro North Mall, Bannister Mall, and Blue Ridge Mall, all in Kansas City, Mo.; one The Jones Store location in Topeka, Kan., at West Ridge Mall; a Famous-Barr store at Towne Square Mall in Owensboro, Ky.; an L.S. Ayres store at Honey Creek Square in Terre Haute, Ind.; and a Foley's store at Chapel Hills Mall in Colorado Springs, Colo.

     Year-to-date, May has opened 14 of the 29 new stores planned for 1998. Still to open this year are: seven Lord & Taylor stores; three Hecht's stores; one Foley's store; one Robinsons-May store;
two Kaufmann's stores; and one Filene's store.

     The May Department Stores Company operates 382 department stores in 32 states and the District of Columbia.
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